Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2006 relating to the consolidated financial statements of InSite Vision Incorporated (which contains an explanatory paragraph describing conditions that raise substantial doubt about InSite Vision Incorporated's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) which appears in InSite Vision Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
October 13, 2006